March 3, 2024

By E-mail

Michelle Shepston
[Personal Address]

Dear Michelle,

This letter confirms the agreement between you and DMC Global, Inc. f/k/a Dynamic Materials Corporation (“DMC” or the “Company”) to amend your July 17, 2016 offer letter as follows:

You and DMC hereby agree that the Change in Control paragraph on page 1 and Attachment 1 of the offer letter hereby are deleted and replaced with the following:

Severance: If your employment is terminated as a result of a Change in Control Event (as defined below) of DMC, contingent upon you signing, returning, and not revoking (if you have a right of revocation) a release of claims in a form acceptable to the Company within 60 days of your separation date, you will receive a one-time severance payment equal to 12 months of your then-current base salary, less applicable deductions and withholdings. If your employment is terminated without Cause (as defined below) for other than a Change in Control Event, and also contingent upon you signing and not revoking a release of claims in a form acceptable to the Company within 60 days of your separation date, you will receive a one-time severance payment equal to 12 months of your then-current base salary, less applicable deductions and withholdings.

For the purposes of this provision, “Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chief Executive Officer of the Company, a member of the Committee appointed by the Board of the Company to administer the DMC Global Inc. 2016 Omnibus Incentive Plan, or another authorized officer of the Company, which specifically identifies the manner in which the sender believes that you have not substantially performed your duties; or (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For the purposes of this provision, a “Change in Control Event” shall mean the following (for the purposes of this provision, any undefined capitalized terms shall have the meaning set forth in the DMC Global Inc. 2016 Omnibus Incentive Plan, as it may be amended from time to time):

(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the

March 3, 2024
Michelle Shepston

then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting

March 3, 2024
Michelle Shepston

securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

All other terms and provisions of the offer letter, as revised or superseded prior to the date hereof by action of the Board of Directors of DMC, remain in full force and effect. You and DMC agree that this amendment is supported by good and valuable consideration. Please sign below to indicate your acceptance of this amendment.

Sincerely,

/s/ Michael Kuta
Michael Kuta
President and CEO

Accepted and Agreed:

/s/ Michelle Shepston	March 4, 2024
Michelle Shepston	Date